Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

August 17, 2009

VENABLES BELL & PAR iPath : INP : India : TV TNERS TAKE A DIRECT ROUTE TO INDIA. INP iPath® MSCI India IndexSM ETN Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering. An investment in iPath ETNs (the “Securities”) involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. The Securities are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction. The Securities are speculative and may exhibit high volatility. Barclays Global Investors Fund Distribution Company, an affiliate of Barclays Global Investors, N.A. (“BGINA”), assists in the promotion of the Securities. Barclays Global Investors, N.A. and Barclays Capital Inc. (“BCI”) are affiliates of Barclays Bank PLC. The MSCI indexes are the exclusive property of Morgan Stanley Capital International Inc. (“MSCI”). www.ipathetn.com MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by Barclays Bank PLC. The financial securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities. The Pricing Supplement contains a more detailed description of the limited relationship MSCI has with Barclays Bank PLC and any related financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI. © 2009 BGINA. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0113-0809 NOT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE iPath® Exchange Traded Notes BARCLAYS

VENABLES BELL & PAR iPath : INP :Legal, TV TNERS TAKE A DIRECT ROUTE TO INDIA.

VENABLES BELL & PAR iPath : INP :Legal, TV TNERS INP iPath® MSCI India IndexSM ETN Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering. An investment in iPath ETNs (the “Securities”) involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus. The Securities are riskier than ordinary unsecured debt securities and have no principal protection.

VENABLES BELL & PAR iPath : INP :Legal, TV TNERS The Securities are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction. The Securities are speculative and may exhibit high volatility. Barclays Global Investors Fund Distribution Company, an affiliate of Barclays Global Investors, N.A. (“BGINA”), assists in the promotion of the Securities. Barclays Global Investors, N.A. and Barclays Capital Inc. (“BCI”) are affiliates of Barclays Bank PLC. The MSCI indexes are the exclusive property of Morgan Stanley Capital International Inc. (“MSCI”). www.ipathetn.com

VENABLES BELL & PAR iPath : INP :Legal, TV TNERS MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by Barclays Bank PLC. The financial securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities. The Pricing Supplement contains a more detailed description of the limited relationship MSCI has with Barclays Bank PLC and any related financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI. © 2009 BGINA. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0113-0809 NOT FDIC INSURED · NO BANK GUARANTEE · MAY LOSE VALUE BARCLAYS